Filed Pursuant to Rule 433

Registration No. 333-238617-01

September 12, 2022

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated September 12, 2022)

Issuer:	CenterPoint Energy Houston Electric, LLC

Legal Format:	SEC Registered

Anticipated Ratings*:	A2 (stable) / A (stable) / A (stable) (Moody’s / S&P / Fitch)

Security:	4.45% General Mortgage Bonds, Series AI, due 2032	4.85% General Mortgage Bonds, Series AJ, due 2052

Principal Amount:	$500,000,000	$300,000,000

Maturity Date:	October 1, 2032	October 1, 2052

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2023	April 1 and October 1, commencing April 1, 2023

Coupon:	4.45%	4.85%

Price to Public:	99.645% of the principal amount	99.449% of the principal amount

Benchmark Treasury:	2.750% due August 15, 2032	2.875% due May 15, 2052

Benchmark Treasury Yield:	3.344%	3.510%

Spread to Benchmark Treasury:	+115 basis points	+137.5 basis points

Re-offer Yield:	4.494%	4.885%

Optional Redemption:	Prior to July 1, 2032, greater of: (1)(a) make-whole at Treasury Rate[1] plus 20 basis points (calculated to July 1, 2032), less (b) interest accrued to the date of redemption and (2) 100%, plus, in either case, accrued and unpaid interest. On or after July 1, 2032, 100% plus accrued and unpaid interest.	Prior to April 1, 2052, greater of: (1)(a) make-whole at Treasury Rate[1] plus 25 basis points (calculated to April 1, 2052), less (b) interest accrued to the date of redemption and (2) 100%, plus, in either case, accrued and unpaid interest. On or after April 1, 2052, 100% plus accrued and unpaid interest.

CUSIP:	15189X AZ1	15189X BA5

Trade Date:	September 12, 2022

Expected Settlement Date**:	September 15, 2022

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Truist Securities, Inc.

Co-Managers:	AmeriVet Securities, Inc. Great Pacific Securities MFR Securities, Inc. Penserra Securities LLC Roberts and Ryan Investments Incorporated

[1]The term “Treasury Rate” shall have the meaning ascribed to it in the issuer’s preliminary prospectus supplement dated September 12, 2022.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the mortgage bonds offered hereby will be made against payment therefor on or about September 15, 2022, which will be the third business day following the date of pricing of the mortgage bonds (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mortgage bonds on the initial pricing date of the mortgage bonds will be required, by virtue of the fact that the mortgage bonds initially will settle in T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or TD Securities (USA) LLC toll-free at (855) 495-9846.